EXHIBIT 4.1

AMENDMENT NO. 1

TO UNITHOLDER RIGHTS AGREEMENT

        This Amendment No. 1 dated as of September 12, 2003 (this “Amendment”) to the Unitholder Rights Agreement dated as of September 17, 1999 (the “Agreement”) by and among Shell US Gas & Power LLC, a Delaware Limited Liability Company (“Shell”), Enterprise Products Partners L.P., a Delaware Limited Partnership (“Enterprise Partners”), Enterprise Products Operating L.P., a Delaware Limited Partnership (“Enterprise Operating”), Enterprise Products Company, a Delaware Corporation (“EPCO”), Enterprise Products GP, LLC, a Delaware Limited Liability Company (“Enterprise GP”), and EPC Partners II, Inc., a Delaware Corporation (“EPC II”).

WITNESSETH:

        WHEREAS, Shell is the successor in interest to Tejas Energy, LLC and Tejas Midstream Enterprises, LLC, who were two of the original parties under the Agreement; and

        WHEREAS, on the date hereof, EPC II and Shell have consummated a Purchase and Sale Agreement dated as of September 12, 2003 (the “Purchase Agreement”), providing for the purchase by EPC II of all of Shell’s 30% membership interest in Enterprise GP; and

        WHEREAS, in connection with the Purchase Agreement the parties hereto deem it advisable to amend the Agreement to eliminate certain provisions that are no longer relevant and to modify certain other provisions consistent with the intent of the parties in connection with the Purchase Agreement; and

        WHEREAS, effective as of May 15, 2002, Enterprise Products effected a two-for-one split of the Enterprise Securities (the “Unit Split”); and

        WHEREAS, prior to the date of this Amendment all Subordinated Units converted into Common Units and all Special Units converted into Common Units in accordance with their terms; and

        WHEREAS, certain capitalized and non-capitalized words not otherwise defined herein shall have the meanings as defined in the Agreement.

1.	Section 1.2 is hereby amended as follows:

(a)	The definition of “Partnership Agreement” is hereby amended to mean the Third Amended and Restated Agreement of Limited Partnership of Enterprise Partners, dated as of May 15, 2002, as amended.

(b)	The definition of “Permitted Affiliate” is hereby amended to mean (i) Shell’s Ultimate Parent Companies or either of them or (ii) any company (other than Shell) which is for the time being directly or indirectly controlled by the Ultimate Parent Companies, or either of them. For the purposes of this Agreement: (i) a company is directly controlled by another company (or companies) if the latter company (or companies) beneficially owns more than fifty per cent of the voting rights attached to the issued share capital of the first mentioned company; and (ii) a company is indirectly controlled by another company (or companies) if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series is directly controlled by one or more of the companies earlier in the series. “Shell’s Ultimate Parent Companies” means N.V. Koninklijke Nederlandsche Petroleum Maatschappij and The “Shell” Transport and Trading Company, p.l.c. or either of them.

2.	Article II is hereby deleted in its entirety.

3.	Articles 3.2, 3.5 and 3.6 are hereby deleted in their entirety.

4.	All references to Dispositions of Tejas Units by Tejas Energy in Section 3.3, Section 3.4 and elsewhere in the Agreement shall be deemed and interpreted to refer to Dispositions of Tejas Units by Shell and the Permitted Affiliates.

5.	Section 4.1 is hereby amended, as follows:

(a)	The number “205,000” located in Clause (ii)(b) is hereby amended to be 410,000 to reflect the Unit Split.

(b)	The dollar amount of “$18” appearing in three places in Section 4.1 is hereby amended to be “$9” to reflect the Unit Split.

6.	Article V is hereby amended to read in its entirety, as follows:

“Article V

Term of this Agreement

        This Agreement will continue in full force and effect until the date that Shell and the Permitted Affiliates shall Dispose of all right, title and interest in the Tejas Units and the Article IV Units to a Person or Persons other than Permitted Affiliates. ”

7.	Article VI is hereby amended to read in its entirety, as follows:

“Article VI

        Section 6.1     No Duty for Shell to Refrain from Activities. Neither Shell nor its Affiliates shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Enterprise Partners or its Subsidiaries, and to the fullest extent permitted by applicable law, neither Shell nor its Affiliates shall be liable to Enterprise Partners and Enterprise GP or their respective Subsidiaries for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of Enterprise Partners and Enterprise GP or any of their respective Subsidiaries by reason of any such activity.

        Section 6.2     No Duty for Enterprise Partners to Refrain from Activities. Neither Enterprise Partners nor its Affiliates shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Shell or its Affiliates, and to the fullest extent permitted by applicable law, neither Enterprise Partners nor its Affiliates shall be liable to Shell or its Subsidiaries for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of Shell and its Affiliates by reason of any such activity.”

8.	Article VII is hereby deleted in its entirety.

9.	As amended hereby the Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EPC PARTNERS II, INC.

By:	/s/ Francis B. Jacobs, II
Francis B. Jacobs, II
President

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ O. S. Andras
O. S. Andras
President and Chief Executive Officer

ENTERPRISE PRODUCTS COMPANY

By:	/s/ Randa D. Williams
Randa D. Williams
President

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC
Its General Partner

By:	/s/ O. S. Andras
O. S. Andras
President and Chief Executive Officer

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products GP, LLC
Its General Partner

By:	/s/ O. S. Andras
O. S. Andras
President and Chief Executive Officer

SHELL US GAS & POWER LLC

By:	/s/ Augustus Y. Noojin, III
Augustus Y. Noojin, III
President and Chief Executive Officer